Exhibit 99.1

FOR IMMEDIATE RELEASE

WMS REPORTS RECORD $0.49 DILUTED EARNINGS PER SHARE, UP 36%

DRIVEN BY RECORD QUARTERLY REVENUE OF $196 MILLION

AND 22% OPERATING MARGIN

– Achieves Fiscal Year Record $1.59 Diluted EPS, Up 38% on a 9% Increase in

Annual Revenues to a Record $706 Million –

– Initiates Fiscal 2010 Revenue Guidance of $760-to-$780 Million

and 20.5%-to-21.0% Operating Margin –

– Expands Share Repurchase Program to $150 Million of Open Authorization –

Waukegan, Illinois, August 3, 2009 - WMS Industries Inc. (NYSE:WMS), a leading developer, manufacturer and marketer of games and gaming machines for the global gaming industry, today reported record financial results for its Fiscal 2009 fourth quarter and year ended June 30, 2009.

Fiscal 2009 Fourth Quarter Highlights:

➢	Total revenues grew 5% to a quarterly record $195.8 million

➢	Average installed participation footprint grew 10% to 10,003 gaming machines and the installed base reached a record 10,350 gaming machines at June 30, 2009

➢	Average daily revenue rose 8% to a record $73.84 per participation unit

➢	Product sales revenues totaled a record $122.3 million, as average selling price rose 13% to $14,849 on new unit shipments of 6,965 gaming machines, with Bluebird®2 units accounting for 62% of global unit shipments

➢	Total gross profit increased 13% to $126.4 million as total gross margin rose 440 basis points to 64.6%

➢	Operating income increased 29% as operating margin rose 410 basis points to 22.4%

➢	Adjusted EBITDA, a non-GAAP financial metric, rose 7% to a quarterly record $71.7 million (see reconciliation to net income schedule at the end of this release)

➢	Net income increased to a quarterly record $28.4 million or $0.49 per diluted share, a 36% increase in fully diluted EPS on a 5% increase in total revenues

➢	This was WMS’ 18th consecutive quarter of year-over-year double-digit earnings growth

Fiscal 2009 Full Year Highlights:

➢	Total revenues grew 9% to a record $706.4 million

➢	Total gross profit rose 16% as gross margin increased 410 basis points to a record 63.5%

➢	Operating margin increased 320 basis points to 19.3% and operating income increased $32 million or 31% to a record $136.6 million

➢	Adjusted EBITDA, a non-GAAP financial metric, rose $28.6 million or 13% to a record $249.5 million (see reconciliation to net income schedule at the end of this release)

➢	Net income rose 37% to a record $92.2 million, or $1.59 per diluted share

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WMS Reports Record Fiscal 2009 and Fourth Quarter Results, 8/3/2009	page 2

“In achieving record Fiscal 2009 revenues, margins and earnings, WMS again demonstrated that with innovative, high earning products, financial and operating success can be achieved in both good and bad economic times,” said Brian R. Gamache, chairman and chief executive officer. “Our unique Player Driven Innovation™ approach to the development of new games and technologies has resulted in the creation of innovative products that are consistently among the top earners on our customers’ slot floors. WMS’ product successes have propelled record ship share and average selling prices, as well as gaming operations’ record installed base and revenue per day. These accomplishments combined with our operating execution improvements drove further margin enhancements and our record operating results, despite challenging economic and industry conditions.

“Throughout WMS, we remain focused on driving future profitable growth by expanding our industry-leading product portfolio through continued strategic funding of internal R&D initiatives and investments in intellectual property and technologies. We expect these efforts to deliver additional new, differentiated products that will elevate the level of player entertainment and generate solid returns for our customers,” added Gamache.

“Reflecting new revenue opportunities and anticipated ship share gains, we are initiating Fiscal 2010 annual revenue growth guidance of 8%-to-10% over Fiscal 2009 revenues, or a range of $760-to-$780 million. Our expectation that WMS will continue to overcome a challenging replacement cycle and soft global economy reflects the widespread popularity of our products among players, increased diversification into new avenues of revenue growth and growing global casino demand for our products. In addition, through ongoing operating execution momentum, we expect to realize leverage from our higher revenues that will lead to an average annual operating margin of 20.5%-to-21.0% for Fiscal 2010.”

Fourth Quarter Financial Review

Fiscal 2009 fourth quarter net income increased 31% to a quarterly record $28.4 million, or $0.49 per diluted share, as total revenues increased 5% to $195.8 million for the June 2009 quarter compared to net income of $21.6 million and total revenues of $185.6 million in the June 2008 quarter. The following table summarizes the key components related to revenue generation for the three and twelve months ended June 30, 2009 and 2008 (in millions, except unit, per unit and per day data):

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2009	2008	2009	2008
Product Sales Revenues:
New unit sales revenues	$103.5	$107.5	$375.1	$358.0
Other product sales revenues	18.8	14.5	63.4	63.2

Total product sales revenues	$122.3	$122.0	$438.5	$421.2

New unit sold	6,965	8,180	26,406	27,931
Average sales price per new unit	$14,849	$13,147	$14,203	$12,817

Gross profit on product sales revenues (1)	$63.6	$60.5	$225.7	$203.9
Gross margin on product sales revenues (1)	52.0%	49.6%	51.5%	48.4%

(1)	As used herein, gross profit and gross margin exclude depreciation expense.

(Table continued on next page)

WMS Reports Record Fiscal 2009 and Fourth Quarter Results, 8/3/2009	page 3

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2009	2008	2009	2008
Gaming Operations Revenues:
Participation revenues	$67.2	$56.3	$246.7	$203.4
Other gaming operations revenues	6.3	7.3	21.2	25.5

Total gaming operations revenues	$73.5	$63.6	$267.9	$228.9

WAP gaming machines at period end	2,523	1,820	2,523	1,820
LAP gaming machines at period end	2,386	2,134	2,386	2,134
Stand-alone gaming machines at period end	5,441	5,367	5,441	5,367

Total installed participation base at period end	10,350	9,321	10,350	9,321

Average participation installed base	10,003	9,074	9,666	8,771
Average revenue per day per participation machine	$73.84	$68.13	$69.93	$63.34

Installed casino-owned daily fee games at period end	507	819	507	819
Average casino-owned daily fee games installed base	645	816	763	776

Gross profit on gaming operations revenues(1)	$62.8	$51.2	$223.2	$182.3
Gross margin on gaming operations revenues(1)	85.4%	80.5%	83.3%	79.6%

Total Revenues	$195.8	$185.6	$706.4	$650.1
Total Gross Profit	$126.4	$111.7	$448.9	$386.2
Total Gross Margin	64.6%	60.2%	63.5%	59.4%

(1)	As used herein, gross profit and gross margin exclude depreciation expense

Product sales revenues were $122.3 million for the three months ended June 30, 2009, compared with $122.0 million in the year-ago period, while gross profit on product sales revenues increased 5% to a record $63.6 million from $60.5 million in June 2008 quarter.

Total global new unit shipments were 6,965 units compared with the record 8,180 gaming machines shipped in the June 2008 quarter, while the average selling price of new gaming machines rose 13% to $14,849 reflecting a higher mix of premium products – primarily the new fully digital Bluebird2 gaming platform, which accounted for 62% of total global new unit shipments. Approximately 29% of the global shipments were mechanical reel products, of which more than half were the new Bluebird2 cabinet that utilizes the Company’s innovative Transmissive Reels® gaming technology. U.S. and Canada unit shipments totaled 4,622 units, with WMS estimating that approximately 900 new units were the result of new casino openings or major expansions and more than 3,700 units were industry replacement sales. International shipments totaled 2,343 new units, representing approximately 34% of global shipments, up from 30% of total new units sold in the June 2008 quarter.

Other product sales revenues increased 30% or $4.3 million over the prior year period to $18.8 million, primarily reflecting a substantial increase in sales of lower-margin used gaming machines partially offset by slightly lower sales of game conversion kits. Approximately 2,000 used gaming machines were sold in the June 2009 quarter compared with about 900 used units sold in the year-ago quarter, while approximately 2,000 game conversion kits were sold.

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WMS Reports Record Fiscal 2009 and Fourth Quarter Results, 8/3/2009	page 4

Quarterly gaming operations revenues exceeded $70 million for the first time, growing 16% or $9.9 million to a record $73.5 million in the June 2009 quarter compared with $63.6 million in the year-ago period, and gross profit on gaming operations revenues rose 23% to a record $62.8 million. The June 2009 gaming operations revenue reflects a 10% year-over-year increase in the average installed base of participation gaming machines to a record 10,003 units and an 8% increase in the average revenue per day to $73.84 per unit, a record level for WMS. The average daily revenue increased 5% on a quarterly sequential basis from $70.37 in the March 2009 quarter, reflecting continued strong play levels on earlier installed units, solid performance from recent placements and the historical favorable seasonality experienced in the June quarter. The installed participation base of gaming machines at June 30, 2009 increased 449 units or 5% on a quarterly sequential basis to a record 10,350 units, and was up 1,029 units or 11% from June 30, 2008.

The installed base for wide-area progressive (WAP) units continued to grow both on a quarterly sequential and year-over-year basis and totaled 2,523 gaming machines or approximately 24% of the total installed base at June 30, 2009, up from approximately 20% a year ago. The WAP footprint increased 386 units on a quarterly sequential basis, largely reflecting the launch of new products, including the innovative Reel Em In® Compete to Win® game, the fifth and newest title for our Community Gaming platform that features Adaptive Gaming® technology and offers players the chance to engage in competitive fishing tournaments and receive recognition for their success on the overhead LCD displaying their scores on local and nationally based leader boards; TIME MACHINE® our latest release for our Sensory Immersion gaming platform allowing players the chance to time travel to the future and past in a fully immersive audio and visual experience; and MONOPOLY™ Grand Hotel® Big Event® also on the Community Gaming platform, which provides traditional three-reel mechanical players with the high entertainment value of our interactive communal bonus rounds. Year over year, the installed WAP base increased 703 units and represented 68% of the total annual increase in installed participation gaming machines.

Gamache added, “With investments in next-generation technologies and a talented global organization of development studios, our deep and differentiated development pipeline includes a wide array of innovative and exciting new products. WMS’ broad offering of unique products squarely addresses the gaming industry’s demand for superior game performance, and we are leveraging this product excellence by expanding both our domestic and international distribution channels to increase market penetration.”

Total gross profit, as used herein not including depreciation and distribution expenses, increased 13% to a record $126.4 million for the June 2009 quarter from $111.7 million in the prior year, and total gross margin improved by 440 basis points to 64.6%. The gross profit margin on product sales revenues increased 240 basis points to 52.0% compared with 49.6% in the year-ago period. The increase primarily reflects the higher average selling price and year-over-year operating improvements achieved from our lean sigma and strategic sourcing initiatives, as well as a favorable mix of our new, premium Bluebird2 gaming machines, while the quarterly sequential decline reflects a higher mix of lower-margin used game sales and lower sales of higher-margin game conversion kit sales. Gross margin from gaming operations increased to 85.4% in the June 2009 quarter compared with 80.5% in the prior-year period, reflecting the increase in participation revenue per day and favorable WAP jackpot expense experience. Our

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WMS Reports Record Fiscal 2009 and Fourth Quarter Results, 8/3/2009	page 5

gross margins may not be comparable with other companies as consistent with prior periods our costs of distribution, which were $5.4 million in the June 2009 quarter and $5.2 million in the June 2008 quarter, are included in selling and administrative expenses.

Research and development expenses for the June 2009 quarter were $25.7 million, or 13.1% of total revenues, while R&D expenses for the June 2008 quarter of $26.1 million included a $3.7 million pre-tax write-down to net realizable value related to a licensed technology.

Selling and administrative expenses increased year over year to $39.9 million, or 20.4% of total revenues, in the June 2009 quarter compared with $34.1 million, or 18.4% of total revenues in the prior year quarter; and were essentially flat with 20.5% of total revenues in the March 2009 quarter. The year-over-year increase principally reflects higher bad debt costs, higher payroll-related costs associated with WMS’ global growth, including higher spending on customer service and field operations support activities to sustain increased customer touch points, increased global sales and marketing, and higher performance-based incentives due to the improved operating performance.

Depreciation expense for the June 2009 quarter was $17.0 million, a decrease of $0.6 million compared with the year-ago quarter despite the 10% year-over-year increase in the average number of participation gaming machines in our growing gaming operations business. The increased longevity of gaming machine placements, a growing number of base units that have been fully depreciated to their residual value and other capital efficiencies achieved in the gaming operations business related to the rollout of new participation games contributed to the decline in depreciation expense relative to total revenues.

The Company generated cash flow from operating activities of $179.2 million in Fiscal 2009, including $48.0 million in cash flow from operating activities generated in the June 2009 quarter. Compared to Fiscal 2008, cash flow from operations reflects increased net income along with higher other non-cash items and deferred income taxes, which were more than offset by lower depreciation, amortization and changes in operating assets and liabilities.

Reflected in the balance sheet at June 30, 2009 is a $16.8 million decline or 28% decrease in inventory from June 30, 2008, despite the 9% growth achieved in Fiscal 2009 total revenues. This improvement is notable in light of the launch of the new Bluebird2 platform, which incorporates a new component-parts supply chain. This improvement was more than offset by a $46.3 million increase in total accounts and notes receivable due to higher-than-historical extended financing options provided to select customers during the March and June 2009 quarterly periods and the impact due to a higher percentage of quarterly new unit shipments in the month of June 2009 compared to June 2008. On a quarterly sequential basis, long-term notes receivables increased by $11.0 million from March 31, 2009, and at June 30, 2009 long-term notes receivables totaled $38.3 million.

Net cash used in investing activities in Fiscal 2009 was $4.0 million lower compared with Fiscal 2008, primarily due to $3.4 million in lower gaming operations equipment additions, reflecting the improved efficiency of capital being deployed in WMS’ gaming operations business, and a $6.0 million reduction in payment to acquire or license intangible and other assets. Included in property, plant and equipment additions were $6 million for the purchase of expansion property adjacent to our Chicago Technology campus and $10 million for the acquisition and licensing of gaming systems software to be commercialized in the future.

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WMS Reports Record Fiscal 2009 and Fourth Quarter Results, 8/3/2009	page 6

At June 30, 2009, total cash, cash equivalents and restricted cash totaled $154.7 million, an increase of $35.1 million compared with $119.6 million at June 30, 2008. The return on average stockholders’ equity increased to 17% for Fiscal 2009 from 14% for Fiscal 2008.

WMS’s Fiscal 2009 fourth quarter adjusted EBITDA rose 7% over the prior year to a quarterly record $71.7 million, while adjusted EBITDA for Fiscal 2009 rose 13% over Fiscal 2008 to $249.5 million.

Fiscal 2010 Financial Outlook

WMS today initiated Fiscal 2010 guidance that reflects its expectation for continued global market share gains and new, expanded market distribution opportunities, while also considering the impact of the challenging replacement cycle and soft global economy. WMS anticipates that Fiscal 2010 total revenues will range from $760 million to $780 million, or annual growth of 8%-to-10%, which is consistent with the revenue growth achieved in Fiscal 2009.

WMS’ expected revenue growth reflects:

➢	Market expansion opportunities resulting from the launch of products in new markets, including our direct entry into Mexico and New South Wales, Australia with our premium Bluebird2 and Bluebird platforms; the direct entry into North American central determinant and Native American Class II markets; and expanded international penetration with the new value-engineered Helios™ gaming machine.

➢	Further anticipated worldwide market share gains, as WMS continues to broaden its product portfolio through the introduction of more than 100 innovative new game themes. This product offering expansion is expected to mitigate the impact presented by the challenges of a slow replacement market and new casino openings and expansions that have shown little recovery to date.

➢	Higher realized average selling prices, reflecting ongoing customer preference for the premium featured Bluebird2 platform.

➢	Ongoing gaming operations growth, primarily resulting from slightly higher average daily revenue per unit reflecting ongoing strong play levels; coupled with an increase in the average installed base of participation gaming machines. We expect a higher mix of WAP products in the installed base reflecting the continued introduction of new games on innovative foundational technology platforms.

➢	Initial revenues from the sale of networked gaming products in Fiscal 2010, which are expected to benefit product sales revenues through hardware conversion kit upgrades for Bluebird gaming machines and gaming operations revenues through applications and systems revenues.

The product sales gross margin in Fiscal 2010 is expected to range from 52%-to-54% and gaming operations gross margins are anticipated to range from 80% to 82%. Reflecting operating leverage and progress from ongoing continuous improvement initiatives, WMS expects its operating margin to improve by 120-to-170 basis points to 20.5%-to-21.0% in Fiscal 2010, even as the Company expects its total revenue mix to include higher levels of lower-margin product sales revenue than in Fiscal 2009. The anticipated operating margin

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WMS Reports Record Fiscal 2009 and Fourth Quarter Results, 8/3/2009	page 7

improvement will also reflect WMS’ continuing intensive focus on research and development activities to create intellectual property and support for its expanding portfolio of innovative new products, including systems applications and services for networked gaming. Due to the anticipated lapse of the federal R&D tax credit in December 2009, WMS expects its income tax rate to approximate 36% in Fiscal 2010.

WMS’ Fiscal Year 2010 guidance is summarized in the following table:

	Fiscal Year 2010 Guidance	Fiscal Year 2010 Guidance vs. 2009 Actual	Fiscal Year 2009 Actual
Total Revenues	$760-to-$780 million	8% to 10%	$706 million

New Unit Shipments	27,700 to 28,700	5% to 9%	26,406

Average Sales Price per Unit	$14,600 to $15,000	3% - 6%	$14,203

Average Installed Participation Base	10,000 to 10,500	3% to 9%	9,666

Revenue per Day per Participation Machine	$71.00 to $73.00	2% to 4%	$69.93

Operating Margin	20.5% to 21.0%	120 to 170 basis points	19.3%

Consistent with the last three fiscal years, the Company expects its quarterly revenue progression to reflect seasonal influences, with quarterly total revenues increasing sequentially throughout the year, with the lowest revenues in the September 2009 quarter and ramping each quarter to the highest revenues in the June 2010 quarter, which will be modestly higher as a percentage of total annual revenues than in prior years. Consistent with the seasonality of prior years WMS expects that 21% to 22% of annual revenues will be generated in the September 2009 quarter, 24% to 25% in the December 2009 quarter, 25% to 26% in the March 2010 quarter and 28% to 29% in the June 2010 quarter. Accordingly, September 2009 first-quarter total revenues are expected to grow 6%-to-11% over Fiscal 2009 first quarter level to a range of $160 million to $168 million.

The Company routinely reviews its guidance and may update it from time to time based on changes in the market and its operations.

Share Repurchase Program Status

The Board of Directors of WMS Industries expanded the Company’s share repurchase authorization by an additional $75 million and extended the expiration date of the authorization to August 3, 2011. WMS had approximately $75 million remaining under its prior repurchase authorization and, after giving effect to today’s announcement, WMS now has a total open authorization of approximately $150 million.

“With an increasing level of expected free cash flow, the Board believes returning value to stockholders through share repurchases is an excellent complement to our ongoing organic growth momentum and operating improvements as a means of enhancing shareholder value,” said Gamache.

During Fiscal 2009, WMS paid $40.5 million for the repurchase of 1.8 million shares of common stock. Since the initiation of its share repurchase program in 2002, WMS has repurchased approximately 8.2 million shares, or approximately 17% of its shares outstanding, at an average price of approximately $15.61 per share, for a total of approximately $128.0 million.

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WMS Reports Record Fiscal 2009 and Fourth Quarter Results, 8/3/2009	page 8

Pursuant to the authorization, WMS may purchase shares from time to time in the open market, through block purchases or in privately negotiated transactions in accordance with Company policies and applicable securities laws. The actual number of shares to be purchased will depend upon market conditions. All shares purchased will be held in the Company’s treasury for possible future use. As of June 30, 2009, WMS had approximately 49.2 million shares issued and outstanding, net of shares held in the Company’s treasury.

“With our extended track record of revenue and earnings growth through pervasive product innovation and consistent operational improvements, WMS is making solid and steady progress toward our longer-term goals of industry-leading innovation and corporate excellence. We are expanding our portfolio of differentiated products, which by virtue of their player popularity consistently delivers superior returns to casino operators. With anticipated further gains in market share, average selling prices and yield from our participation installed base, and initial contributions from several new markets and from networked gaming applications, we expect to achieve revenue, profit and cash flow growth throughout Fiscal 2010 and to build additional long-term value for our stockholders,” concluded Gamache.

WMS Industries Inc. is hosting a conference call and webcast today, Monday, August 3, 2009 at 4:30 PM EDT. The conference call numbers are 212/231-2900 or 415/226-5361. To access the live call on the Internet, log on to www.wms.com (select “Investor Relations”). Following its completion, a replay of the call can be accessed for thirty days on the Internet via www.wms.com.

This press release contains forward-looking statements concerning our future business performance, strategy, outlook, plans, liquidity, pending regulatory matters and outcomes of contingencies, including legal proceedings, among others. Forward-looking statements may be typically identified by such words as “may,” “will,” “should,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” and “intend,” among others. These forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements. Although we believe that the expectations reflected in our forward-looking statements are reasonable, any or all of our forward-looking statements may prove to be incorrect. Consequently, no forward-looking statements may be guaranteed. Factors which could cause our actual results to differ from expectations include (1) delay or refusal by regulators to approve our new gaming platforms, cabinet designs, game themes and related hardware and software; (2) a failure to obtain and maintain our gaming licenses and regulatory approvals; (3) an inability to introduce in a timely manner new games and gaming machines that achieve and maintain market acceptance; (4) a decrease in the desire of casino customers to upgrade gaming machines or allot floor space to leased or participation games, resulting in reduced demand for our products; (5) cancellation or modification by customers of new gaming machine or participation orders; (6) a software anomaly or fraudulent manipulation of our gaming machines and software; (7) a failure to obtain the right to use, or an inability to adapt to rapid development of new technologies; and (8) an infringement claim seeking to restrict our use of material technologies. These factors and other factors that could cause actual results to differ from expectations are more fully described under “Item 1. Business-Risk Factors” in our Annual Report on Form 10-K for the year ended June 30, 2008 and our more recent reports filed with the Securities and Exchange Commission.

WMS Reports Record Fiscal 2009 and Fourth Quarter Results, 8/3/2009	page 9

Product names mentioned in this release are trademarks of WMS, except for the following:

MONOPOLY is a trademark of Hasbro. Used with permission. © 2009 Hasbro. All rights reserved.

TIME MACHINE is a trademark of Next Generation Entertainment (Aust) Pty Limited.

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WMS Reports Record Fiscal 2009 and Fourth Quarter Results, 8/3/2009	page 10

WMS is engaged in serving the global gaming industry. Through imagination, talent and technology, we aim to create and provide the world’s most compelling gaming experiences. We design, manufacture and distribute gaming machines and video lottery terminals (“VLTs”) for customers in legalized gaming jurisdictions worldwide. Our products consist primarily of video gaming machines, mechanical reel gaming machines and VLTs. Our gaming machines are installed in the major regulated gaming jurisdictions in the United States, as well as in over 100 international gaming jurisdictions. More information on WMS can be found at www.wms.com.

CONTACT:
William Pfund	Joseph Jaffoni or Richard Land
Vice President, Investor Relations	Jaffoni & Collins Incorporated
WMS Industries Inc	212/835-8500 or wms@jcir.com
847/785-3167 or bpfund@wms.com

- financial tables follow -

WMS Reports Record Fiscal 2009 and Fourth Quarter Results, 8/3/2009	page 11

WMS INDUSTRIES INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

For the Three and Twelve Months Ended June 30, 2009 and 2008

(in millions of U.S. dollars and millions of shares, except per share amounts)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2009	2008	2009	2008
	(unaudited)	(unaudited)	(unaudited)
REVENUES:
Product sales	$122.3	$122.0	$438.5	$421.2
Gaming operations	73.5	63.6	267.9	228.9

Total revenues	195.8	185.6	706.4	650.1

COSTS AND EXPENSES:
Cost of product sales (1)	58.7	61.5	212.8	217.3
Cost of gaming operations (1)	10.7	12.4	44.7	46.6
Research and development	25.7	26.1	98.4	79.9
Selling and administrative	39.9	34.1	145.5	130.0
Depreciation (1)	17.0	17.6	68.4	71.9

Total costs and expenses	152.0	151.7	569.8	545.7

OPERATING INCOME	43.8	33.9	136.6	104.4

Interest expense	(0.9)	(0.9)	(4.0)	(4.0)
Interest and other income, net	1.3	1.4	7.8	5.2

Income before income taxes	44.2	34.4	140.4	105.6
Provision for income taxes	15.8	12.8	48.2	38.1

NET INCOME	$28.4	$21.6	$92.2	$67.5

Earnings per share:
Basic	$0.58	$0.43	$1.87	$1.34

Diluted	$0.49	$0.36	$1.59	$1.15

Weighted-average common shares:
Basic common stock outstanding	48.8	50.5	49.2	50.2

Diluted common stock and common stock equivalents	59.0	60.8	59.1	60.6

(1)	Cost of product sales and cost of gaming operations exclude the following amounts of depreciation, which are included in the depreciation line item:

Cost of product sales	$1.1	$1.1	$4.1	$3.7
Cost of gaming operations	$12.4	$14.3	$51.9	$59.5

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WMS Reports Record Fiscal 2009 and Fourth Quarter Results, 8/3/2009	page 12

WMS INDUSTRIES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

June 30, 2009 and 2008

(in millions of U.S. dollars and millions of shares)

	June 30, 2009	June 30, 2008
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$135.7	$100.8
Restricted cash and cash equivalents	19.0	18.8

Total cash, cash equivalents and restricted cash	154.7	119.6
Accounts and notes receivable, net of allowances of $4.0 and $3.0, respectively	214.2	198.5
Inventories	43.1	59.9
Other current assets	38.0	35.3

Total current assets	450.0	413.3

NON-CURRENT ASSETS:
Gaming operations equipment, net of accumulated depreciation of $211.3 and $169.9, respectively	68.0	75.4
Property, plant and equipment, net of accumulated depreciation of $73.9 and $72.2, respectively	158.8	125.7
Intangible assets	99.3	106.3
Deferred income tax assets	31.2	34.9
Other assets	48.7	17.1

Total non-current assets	406.0	359.4

TOTAL ASSETS	$856.0	$772.7

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$50.4	$47.0
Accrued compensation and related benefits	27.9	22.6
Other accrued liabilities	37.4	47.0

Total current liabilities	115.7	116.6

NON-CURRENT LIABILITIES:
Deferred income tax liabilities	17.8	16.2
Long-term debt	115.0	115.0
Other non-current liabilities	16.1	14.1

Total non-current liabilities	148.9	145.3

Commitments, contingencies and indemnifications	—	—

STOCKHOLDERS’ EQUITY:
Preferred stock (5.0 shares authorized, none issued)	—	—
Common stock (100.0 shares authorized and 51.0 shares issued)	25.5	25.5
Additional paid-in capital	311.9	298.1
Retained earnings	296.1	203.9
Accumulated other comprehensive income	3.3	8.1
Treasury stock, at cost (1.8 and 0.8 shares, respectively)	(45.4)	(24.8)

Total stockholders’ equity	591.4	510.8

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$856.0	$772.7

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WMS Reports Record Fiscal 2009 and Fourth Quarter Results, 8/3/2009	page 13

WMS INDUSTRIES INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Twelve Months Ended June 30, 2009 and 2008

(in millions of U.S. dollars)

	Twelve Months Ended June 30,
	2009	2008
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES

Net income	$92.2	$67.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	68.4	71.9
Amortization of intangible and other assets	18.7	24.2
Share-based compensation	18.0	15.2
Other non-cash items	20.4	14.3
Deferred income taxes	6.6	(7.0)
Change in operating assets and liabilities, net of business acquisitions	(45.1)	0.1

Net cash provided by operating activities	179.2	186.2

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to gaming operations equipment	(47.0)	(50.4)
Purchase of property, plant and equipment	(53.3)	(48.3)
Payments to acquire or license intangible and other assets	(13.5)	(19.5)
Other	—	0.4

Net cash used in investing activities	(113.8)	(117.8)

CASH FLOWS FROM FINANCING ACTIVITIES
Purchase of treasury stock	(40.5)	(35.0)
Proceeds from borrowings under revolving credit facility	50.0	—
Repayment of borrowings under revolving credit facility	(50.0)	—
Cash received from exercise of stock options	7.9	21.0
Tax benefit from exercise of stock options	2.8	8.8

Net cash used in financing activities	(29.8)	(5.2)

Effect of Exchange Rates on Cash	(0.7)	0.4

INCREASE IN CASH AND CASH EQUIVALENTS	34.9	63.6

CASH AND CASH EQUIVALENTS, beginning of year	100.8	37.2

CASH AND CASH EQUIVALENTS, end of year	$135.7	$100.8

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WMS Reports Record Fiscal 2009 and Fourth Quarter Results, 8/3/2009	page 14

WMS INDUSTRIES INC.

Supplemental Data – Earnings per Share

(in millions of U.S. dollars and millions of shares, except per share amounts)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2009	2008	2009	2008
	(unaudited)	(unaudited)	(unaudited)
Net income	$28.4	$21.6	$92.2	$67.5
After tax interest expense and amortization of issuance cost on convertible subordinated notes	0.5	0.5	1.9	2.1

Diluted earnings (numerator)	$28.9	$22.1	$94.1	$69.6

Basic weighted average common shares outstanding	48.8	50.5	49.2	50.2
Dilutive effect of stock options	1.1	1.4	1.0	1.5
Dilutive effect of restricted common stock and warrants	0.4	0.2	0.2	0.2
Dilutive effect of convertible subordinated notes	8.7	8.7	8.7	8.7

Diluted weighted average common stock and common stock equivalents (denominator)	59.0	60.8	59.1	60.6

Basic earnings per share of common stock	$0.58	$0.43	$1.87	$1.34

Diluted earnings per share of common stock and common stock equivalents	$0.49	$0.36	$1.59	$1.15

Supplemental Data – Reconciliation of Net Income to Adjusted EBITDA

(in millions of U.S. dollars)

(unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2009	2008	2009	2008
Net income	$28.4	$21.6	$92.2	$67.5

Net income	$28.4	$21.6	$92.2	$67.5
Provision for income taxes	15.8	12.8	48.2	38.1
Interest expense	0.9	0.9	4.0	4.0
Depreciation	17.0	17.6	68.4	71.9
Amortization of intangibles and other assets	4.3	10.5	18.7	24.2
Share-based compensation	5.3	3.7	18.0	15.2

Adjusted EBITDA	$71.7	$67.1	$249.5	$220.9

Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization and share-based compensation) is a supplemental non-GAAP financial metric used by our management and commonly used by industry analysts to evaluate our financial performance. Adjusted EBITDA provides additional useful information to investors regarding our ability to service debt and is a commonly used financial analysis tool for measuring and comparing gaming companies in areas of liquidity, operating performance, valuation and leverage. Adjusted EBITDA should not be construed as an alternative to operating income (as an indicator of our operating performance) or net cash from operations (as a measure of liquidity) as determined in accordance with U.S. generally accepted accounting principles. All companies do not calculate Adjusted EBITDA in necessarily the same manner, and WMS’ presentation may not be comparable to those presented by other companies.

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